News Release

American Homes 4 Rent Announces Election of New Trustee

AGOURA HILLS, Calif., August 2, 2016-American Homes 4 Rent (NYSE: AMH), a leading provider of high quality single-family homes for rent, today announced that the Board of Trustees elected Tamara Hughes Gustavson to the Board, effective August 2, 2016.

Ms. Gustavson, the daughter of our Chairman of the Board, is a real estate investor and philanthropist and, together with her family, currently owns approximately 25% of the American Homes 4 Rent outstanding common shares and units of its operating partnership. She currently serves on the Board of Trustees of Public Storage, the Board of Trustees of the University of Southern California and the Board of Trustees of the William Lawrence and Blanche Hughes Foundation. During the past five years, in addition to her board responsibilities, Ms. Gustavson has been managing her real estate investments and engaging in charitable activities.
“We welcome Tamara Gustavson to the American Homes 4 Rent Board of Trustees,” said David P. Singelyn, Chief Exective Officer of American Homes 4 Rent. “We expect to benefit from Tamara’s ongoing investment and charitable board experience. She will also provide a shareholder’s perspective in Board discussions about our operations and strategic direction.”
About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of March 31, 2016, we owned 47,955 single-family properties in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com